Executed Version

Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

Payment Interest Purchase Agreement

By and Between

Aptevo therapeutics Inc.

and

xoma (us) llc

Dated as of MARCH 29, 2023

Table of Contents

Page

ARTICLE I Definitions; Interpretation1

Section 1.1 Definitions1

Section 1.2 Certain Interpretations6

ARTICLE II Purchase and Sale of Purchased Receivables7

Section 2.1 Purchase and Sale of Purchased Receivables7

Section 2.2 Post-Closing Trigger Payment7

Section 2.3 Excluded Assets8

Section 2.4 No Obligations Transferred8

Section 2.5 True Sale8

Section 2.6 Payments9

ARTICLE III Closing; Deliverables9

Section 3.1 Closing9

Section 3.2 Payment of Purchase Price9

Section 3.3 Closing Certificates9

Section 3.4 Bill of Sale and Assignment9

Section 3.5 Tax Forms9

Section 3.6 Medexus Consent9

Section 3.7 Legal Opinion10

Section 3.8 MidCap Release10

Section 3.9 Lien Searches10

Section 3.10 Data Room10

ARTICLE IV Seller’s Representations and Warranties10

Section 4.1 Organization10

Section 4.2 Authorization11

Section 4.3 Enforceability11

Section 4.4 Absence of Conflicts11

Section 4.5 Consents11

Section 4.6 Litigation11

Section 4.7 Compliance with Laws11

Section 4.8 Brokers’ Fees11

Section 4.9 Sale Agreement12

Section 4.10 Title to Purchased Receivables14

Section 4.11 UCC Matters14

Section 4.12 Taxes14

Section 4.13 Solvency14

Section 4.14 Disclosure14

ARTICLE V Buyer’s Representations and Warranties15

Section 5.1 Organization15

Section 5.2 Authorization15

Section 5.3 Enforceability15

Section 5.4 Absence of Conflicts15

Section 5.5 Consents15

Section 5.6 Litigation15

Section 5.7 Brokers’ Fees15

Section 5.8 Financing16

Section 5.9 Tax Status16

ARTICLE VI General Covenants16

Section 6.1 Confidentiality16

Section 6.2 Taxes18

Section 6.3 Further Actions18

Section 6.4 Distribution of Purchased Receivables19

Section 6.5 Medexus Instructions19

Section 6.6 Escrow Agreement19

Section 6.7 Medexus Instruction Letter19

ARTICLE VII Covenants Relating to the Sale Agreement19

Section 7.1 Performance of Sale Agreement19

Section 7.2 Misdirected Payments; Setoffs20

Section 7.3 Medexus Reports; Notices; Correspondence20

Section 7.4 Audits of Medexus21

Section 7.5 Amendment of Sale Agreement22

Section 7.6 Enforcement of Sale Agreement22

Section 7.7 Preservation of Rights; Assignments23

ARTICLE VIII Indemnification23

Section 8.1 Obligation of Parties to Indemnify23

Section 8.2 Procedures Relating to Indemnification for Third Party Claims23

Section 8.3 Procedures Relating to Indemnification for Other Claims25

Section 8.4 Limitations on Indemnification25

Section 8.5 Survival of Representations and Warranties25

Section 8.6 No Implied Representations and Warranties25

Section 8.7 Exclusive Remedy26

Section 8.8 Limitations on Damages26

ARTICLE IX Miscellaneous26

Section 9.1 Headings26

Section 9.2 Notices27

Section 9.3 No Personal Liability27

Section 9.4 Expenses28

Section 9.5 Assignment28

Section 9.6 Amendment and Waiver28

Section 9.7 Entire Agreement28

Section 9.8 Independent Contractors29

Section 9.9 No Third Party Beneficiaries29

Section 9.10 Governing Law29

Section 9.11 Jurisdiction; Venue; Service Of Process29

Section 9.12 Severability29

Section 9.13 Counterparts30

Section 9.14 Termination of Agreement30

List of Exhibits

AForm of Bill of Sale and Assignment

BDisclosure Schedule

CForm of Medexus Instruction Letter

DForm of Legal Opinion

ESale Agreement

PAYMENT INTEREST Purchase Agreement

This Payment Interest Purchase Agreement is dated as of March 29, 2023 (this “Agreement”), by and between Aptevo therapeutics Inc, a Delaware corporation (“Seller”), and XOMA (US) LLC, a Delaware limited liability company, as Buyer (“Buyer”).

Recitals

WHEREAS, Seller is a party to that certain LLC Purchase Agreement, dated as of February 28, 2020 (the “Sale Agreement”), between Seller and Medexus Pharma, Inc. (“Medexus”), pursuant to which, among other things, (i) Seller sold to Medexus all of the issued and outstanding limited liability company interests of Aptevo BioTherapeutics LLC, a Delaware limited liability company, and (ii) Seller is entitled to receive from Medexus, among other things, the Deferred Payments and the Milestone Payments, as more fully set forth in the Sale Agreement; and

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Receivables (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, Seller and Buyer hereby agree as follows:

ARTICLE I

Definitions; Interpretation
Section 1.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations, codes and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Withholding Certificate” means a valid and properly executed IRS Form W-9 (or any applicable successor form) certifying that the applicable party hereto is a “United States person” as defined in Section 7701(a)(30) of the Code and is exempt from United States federal withholding tax and backup withholding tax with respect to all payments under this Agreement to such party.

“Bill of Sale and Assignment” means that certain bill of sale and assignment, substantially in the form of Exhibit A attached hereto, entered into by Seller and Buyer as of the Closing.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York, are permitted or required by Applicable Law to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Party” is defined in Section 8.2(a).

“Buyer Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents and (b) a material adverse effect on the validity or enforceability of the Transaction Documents against Buyer or the rights of Seller thereunder.

“Buyer Participated Audit” is defined in Section 7.4(b)(ii).

“Buyer Transaction Expenses” is defined in Section 9.4.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts Seller would reasonably be expected to expend if Seller had the sole right, title and interest in and to the Purchased Receivables to which such efforts relate.

“Confidential Information” is defined in Section 6.1(b).

“Confidentiality Agreement” is defined in Section 6.1(d).

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, license, indenture, instrument, arrangement, understanding or agreement.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Deferred Payment” has the meaning set forth in Section 1.5(a) of the Sale Agreement.

“Deferred Payment Calculation Certificate” has the meaning set forth in Section 1.5(c) of the Sale Agreement.

“Deferred Payment Calculation Notice” has the meaning set forth in Section 1.5(c) of the Sale Agreement.

“Deferred Payment Termination Date” has the meaning set forth in Section 1.5(a) of the Sale Agreement.

“Disclosing Party” is defined in Section 6.1(b).

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit B

“Escrow Account” means the escrow account created pursuant to the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement to be entered into by and among Seller, Buyer, and The Bank of New York Mellon, in form and content acceptable to Seller and Buyer.

“Excluded Assets” is defined in Section 2.3.

“Excluded Liabilities and Obligations” is defined in Section 2.4.

“Final Determination” means any final determination as defined in Section 1313(a) of the Code or any corresponding provision of state, local or foreign Applicable Law.

“Financing Statements” is defined in Section 2.5.

“Fundamental Representations” is defined in Section 8.5.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), branch, commission, instrumentality, regulatory body, court, tribunal or arbitral or judicial body or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Tax” means any withholding tax imposed by any Governmental Authority in any jurisdiction that would not have been required to be withheld but for any action or inaction of Seller, including (a) a redomiciling of Seller to another jurisdiction and (b) any failure of Seller to provide any applicable documentation permitting payments to be made without (or at a reduced rate of) withholding that is reasonably requested by Buyer and that Seller is legally eligible to provide.

“Indemnifying Party” is defined in Section 8.2(a).

“Judgment” means any judgment, order, writ, stipulation, consent order, injunction, or decree or decree.

“Knowledge of Seller” means the actual knowledge of each of the following officers of Seller: the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel, and such knowledge as would be imputed to such individuals upon due inquiry; provided, however, that due inquiry shall not require Seller to contact Medexus.

“Medexus” is defined in the recitals.

“Medexus Consent” is defined in Section 3.6.

“Medexus Instruction Letter” is defined in Section 6.7.

“Medexus Reports” means, collectively, (a) the Deferred Payment Calculation Notices and Deferred Payment Calculation Certificates required to be delivered by Medexus to Seller pursuant to Section 1.5(c) of the Sale Agreement in respect of Net Sales of the Product, (b) the Milestone Sales Calculation Notice required to be delivered by Medexus to Seller pursuant to Section 1.6(a)(iii)(1) of the Sale Agreement, and (c) any notices and supporting documentation delivered by Medexus to Seller in respect of the events specified in Section 1.6(a)(i)-(ii) of the Sale Agreement.

“MidCap” means MidCap Financial Trust, a Delaware statutory trust.

“MidCap Collateral Assignment” means that certain Collateral Assignment, dated as of August 5, 2020, by Seller and Aptevo Research & Development LLC in favor of MidCap, as agent for the lenders from time to time party to the MidCap Credit Agreement.

“MidCap Credit Agreement” means that certain Credit and Security Agreement, dated as of August 5, 2020, by and among Seller and Aptevo Research & Development LLC, as borrowers, the financial institutions from time to time a party thereto, as lenders, and MidCap, as agent.

“MidCap Release” is defined in Section 3.8.

“Milestone Payments” has the meaning set forth in Section 1.6(a) of the Sale Agreement.

“Milestone Sales Calculation Notice” has the meaning set forth in Section 1.6(a)(iii)(1) of the Sale Agreement.

“Modification” is defined in Section 7.5.

“Net Sales” has the meaning set forth in Exhibit A of the Sale Agreement.

“Non-Warranting Parties” is defined in Section 9.3(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity or organization.

“Post-Closing Trigger” means receipt by Buyer of Deferred Payments in the aggregate attributable to Net Sales that occur within the first calendar quarter of 2023 in an amount greater than $500,000.

“Product” has the meaning set forth in Exhibit A of the Sale Agreement.

“Purchase Price” is defined in Section 2.1(b).

“Purchased Receivables” means (a) each Deferred Payment payable to Seller following January 1, 2023 and each Purchased Milestone Payment; (b) any and all payments or amounts payable to Seller under the Sale Agreement in lieu of such payments of the foregoing clause (a); (c) any and all payments or amounts payable to Seller under Section 1.5(d) or Section 1.6(iii) of the Sale Agreement (solely to the extent related to payments or amounts payable under the foregoing clause (a)); and (d) any interest payments to Seller under the Sale Agreement assessed on any payments described in the foregoing clauses (a), (b) or (c).

“Purchased Milestone Payments” means (i) 25% of the Milestone Payment payable to Seller under Section 1.6(a)(i) of the Sale Agreement and (ii) 50% of each Milestone Payment payable to Seller under Section 1.6(a)(ii) and Section 1.6(a)(iii) of the Sale Agreement.

“Receivables” means 100% of all payments due to Aptevo under the Sale Agreement.

“Receiving Party” is defined in Section 6.1(a).

“Relevant Obligations” means confidentiality obligations of Disclosing Party or any of its Affiliates under any agreement with a third party (including, without limitation, the Sale Agreement) to which any Confidential Information is subject.

“Representatives” means, collectively, with respect to any Person, (a) any direct or indirect stockholder, member or partner of such Person and (b) any directors, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors, lenders and investors) of such Person.

“Sale Agreement” is defined in the recitals.

“Seller” is defined in the preamble.

“Seller Indemnified Party” is defined in Section 8.1(b)

“Seller Material Adverse Effect” means any one or more of: (a) a material adverse effect on (i) the ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under any of the Transaction Documents or the Sale Agreement, (ii) the legality, validity or enforceability of any of the Transaction Documents or the

Sale Agreement, (iii) the rights or remedies of Buyer under any of the Transaction Documents (v), the rights or remedies of Seller under the Sale Agreement, or (v) the legal obligations of Medexus to pay the Deferred Payments or the Milestone Payments under the Sale Agreement; or (b) an adverse effect in any respect on the value of the Purchased Receivables (including the timing, amount or duration thereof), or the timing, amount or duration of the payments to be made to Buyer in respect of any portion of the Purchased Receivables or the right of Buyer to receive such payments.

“Seller Participated Audit” is defined in Section 7.4(b)(i).

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  For purposes of the definition of “Solvent,” (i) “debt” means liability on a “claim,” (ii) “claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (iii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Third Party Claim” is defined in Section 8.2(a).

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Medexus Instruction Letter, and the Medexus Consent.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.5 is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

In the event a capitalized term used herein is defined in both this Agreement and the Sale Agreement, the meaning given to such term in this Agreement shall control.

Section 1.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(b)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(c)references to a Person are also to its permitted successors and assigns;
(d)references to an “Article,” “Section” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise specified;
(e)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;
(f)references to an Applicable Law include any amendment or modification to such Applicable Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before, on or after the date of this Agreement; and
(g)references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Disclosure Schedules), all of which constitute a part of this Agreement and are incorporated herein for all purposes.
ARTICLE II

Purchase and Sale of Purchased Receivables
Section 2.1Purchase and Sale of Purchased Receivables.
(a)Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all liens and encumbrances, all of Seller’s right, title and interest in and to the Purchased Receivables.
(b)Purchase Price.  In full consideration for the sale, transfer, assignment and conveyance of the Purchased Receivables, and subject to the terms and conditions set forth herein, Buyer shall make a one-time payment to Seller on the Closing Date of either (i) [***] or (ii) $9,600,000 [***] (the “Purchase Price”), by wire transfer of immediately available funds as directed by Seller.
Section 2.2Post-Closing Trigger Payment.  Following the Closing, upon the occurrence of the Post-Closing Trigger, Buyer shall make a one-time payment to Seller of $50,000 by wire transfer of immediately available funds as directed by Seller within 10 Business Days after Buyer’s receipt of the Deferred Payments attributable to Net Sales that occur within the first calendar quarter of 2023. Seller hereby agrees and acknowledges that: (i) such payment is a contingent payment obligation of Buyer and there can be no assurance regarding the occurrence of the Post-

Closing Trigger; and (ii) Buyer shall have no obligation or liability with respect to such payment unless and until the Post-Closing Trigger has occurred.

Section 2.3Excluded Assets.  Buyer does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller other than the Purchased Receivables (the “Excluded Assets”).
Section 2.4No Obligations Transferred.  Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Buyer of the Purchased Receivables pursuant to this Agreement shall not in any way subject Buyer to, or transfer, affect or modify, any obligation or liability of Seller or Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown (the “Excluded Liabilities and Obligations”) and (b) Buyer expressly does not assume or agree to become responsible for any of the Excluded Liabilities and Obligations.  All Excluded Liabilities and Obligations shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be.
Section 2.5True Sale.  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Buyer of all of Seller’s right, title and interest in and to the Purchased Receivables.  Neither Seller nor Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Buyer to Seller or a pledge, a security interest, a financing transaction or a borrowing. Seller hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Buyer of all of Seller’s right, title and interest in and to the Purchased Receivables under Applicable Law, which waiver shall, to the maximum extent permitted by Applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller.  Accordingly, Seller will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC and Seller hereby authorizes Buyer, from and after the Closing, to file financing statements (and continuation statements with respect to such financing statements when applicable) (the “Financing Statements”) naming Seller as the seller and/or debtor and Buyer as the buyer and/or secured party in respect of the Purchased Receivables.  Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to Buyer, if notwithstanding the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant to Buyer, as security for all of Seller’s obligations hereunder, including the payment to Buyer of amounts equal to the Purchased Receivables as they become due and payable, a first priority security interest in and to all right, title and interest of Seller in, to and under the Purchased Receivables and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Buyer to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdiction as may be necessary or appropriate to perfect such security interests.

Section 2.6Payments.  Any payments to be made by a party hereto shall be made by wire transfer of immediately available funds to the other party in accordance with written instructions provided from time to time by such other party.  A late fee of 4% over the prime rate published by the Wall Street Journal, from time to time, as the prime rate shall accrue on all unpaid undisputed amounts on an annualized basis with respect to any late payment under this Agreement beginning 10 Business Days after such payment is due.
ARTICLE III

Closing; Deliverables
Section 3.1Closing.  The closing of the purchase and sale of the Purchased Receivables (the “Closing”) shall take place on the date hereof at such place and time as the parties hereto may mutually agree, or on another date as the parties hereto may mutually agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 3.2Payment of Purchase Price.  At the Closing, Buyer shall deliver to Seller payment of the Purchase Price by wire transfer of immediately available funds as directed by Seller.
Section 3.3Closing Certificates.
(a)Seller’s Closing Certificate.  At the Closing, Seller shall deliver to Buyer a certificate of the Secretary or another officer of Seller, dated the Closing Date, certifying as to (i) the incumbency of the officers of Seller executing the Transaction Documents and (ii) the attached copies of Seller’s organizational documents and resolutions adopted by Seller’s Board of Directors authorizing the execution and delivery by Seller of the Transaction Documents and the consummation by Seller of the transactions contemplated thereby.
(b)Buyer’s Closing Certificate.  At the Closing, Buyer shall deliver to Seller a certificate of the Secretary or another officer of Buyer, dated the Closing Date, certifying as to the incumbency of the officer of Buyer executing the Transaction Documents.
Section 3.4Bill of Sale and Assignment.  At the Closing, Seller and Buyer shall each deliver to the other party hereto a duly executed counterpart to the Bill of Sale and Assignment, evidencing the sale and assignment to Buyer of the Purchased Receivables.
Section 3.5Tax Forms.  Prior to the Closing, each party hereto shall have delivered to the other party hereto an Applicable Withholding Certificate.
Section 3.6Medexus Consent.  At the Closing, Seller shall deliver to Buyer a consent letter, in form and substance satisfactory to Buyer (the “Medexus Consent”), duly executed by Medexus, pursuant to which Medexus (a) consents to the sale of the Purchased Receivables pursuant to this Agreement, and (b) agrees (i) that Seller may provide to Buyer following the Closing copies of all Medexus Reports and all other notices, correspondence and confidential information relating to the Purchased Receivables that are delivered by Medexus to Seller pursuant to the terms of, or in respect of, the Sale Agreement, and (ii) to pay the Receivables directly to the

Escrow Account in accordance with the Medexus Instruction Letter to be delivered to Medexus on the date of the Escrow Agreement.

Section 3.7Legal Opinion.  At the Closing, Morgan, Lewis & Bockius, LLP, as counsel to Seller, shall deliver to Buyer a duly executed legal opinion in substantially the form of Exhibit D attached hereto.
Section 3.8MidCap Release.  At the Closing, Seller shall deliver to Buyer a release by MidCap of the security interest granted to MidCap in the Sale Agreement and the Purchased Receivables pursuant to the MidCap Credit Agreement and the MidCap Collateral Assignment, which release shall be in a form reasonably acceptable to Buyer (the “MidCap Release”).
Section 3.9Lien Searches.  Prior to the Closing, Buyer shall have received (a) the results of a recent search in the state of Delaware of all effective financing statements made against Seller, together with copies of all such filings disclosed by such search and (b) termination statements and amendment statements, as applicable, in each case in form and substance reasonably acceptable to Buyer to be filed with the Secretary of State of the State of Delaware as may be necessary to terminate or amend, as applicable, any effective financing statements that involve or relate to the Purchased Receivables that are disclosed by the search referred to in the immediately preceding clause (a) or as otherwise in existence (including, without limitation, any effective financing statements in favor of Midcap that involve or relate to the Purchased Receivables or the Sale Agreement), which termination statements and amendment statements, as applicable, shall be filed concurrently with the consummation of the Closing.
Section 3.10Data Room.  At the Closing, Seller shall deliver to Buyer an electronic copy of all of the information and documents posted to the virtual data room established by Seller as of the date hereof and made available to Buyer (the “Data Room”) for archival purposes only.
ARTICLE IV

Seller’s Representations and Warranties

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the date hereof as set forth below.  The Disclosure Schedules have been arranged and numbered in sections and subsections corresponding to each Section or subsection of this ARTICLE IV as to which Seller is limiting or otherwise qualifying its representations and warranties (without any need for reference of any kind in ARTICLE IV hereof to such Section or subsection of the Disclosure Schedules); provided, however, that any information disclosed in the Disclosure Schedules under any such Section or subsection shall be deemed to be disclosed and incorporated in only the specifically identified Section or subsection of the Disclosure Schedules.

Section 4.1Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.2Authorization.  Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller.
Section 4.3Enforceability.  Each of the Transaction Documents has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.
Section 4.4Absence of Conflicts.  The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not and shall not (a) conflict with, or constitute a breach of or default under, any provision of (i) the articles of organization or bylaws of Seller or (ii) the Sale Agreement, the MidCap Credit Agreement, the MidCap Collateral Assignment. or the MidCap Release, or (b) conflict with, or constitute a material breach of or material default under, any provision of (i) any Applicable Law or Judgment applicable to Seller or (ii) any Contract (other than the Sale Agreement, the MidCap Credit Agreement, or the MidCap Release) to which Seller is a party or by which Seller is bound.
Section 4.5Consents.  No Consent of any Governmental Authority or any other Person is required, or will be required, by or with respect to Seller in connection with the execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations under the Transaction Documents or the consummation by Seller of the transactions contemplated by the Transaction Documents, except for such Consents as shall have been obtained on or prior to the date hereof.
Section 4.6Litigation.  No (a) action, suit, proceeding, claim, demand, citation, summons, subpoena, investigation, or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) is pending, or, to the Knowledge of Seller, threatened, by or against Seller, at law or in equity, or (b) inquiry, or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before any Governmental Authority is pending, or, to the Knowledge of Seller, threatened, against Seller that, individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect.
Section 4.7Compliance with Laws.  Seller has (a) not violated, is not in violation of, has not been given written notice that it has violated, and, to the Knowledge of Seller, Seller is not under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any Applicable Law or any Judgment of any Governmental Authority, and (b) is not subject to any Judgment of any Governmental Authority; in each case that would reasonably be expected to result in a Seller Material Adverse Effect.
Section 4.8Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Piper Sandler, whose fees and expenses shall be paid by Seller.

Section 4.9Sale Agreement.
(a)Sale Agreement; Medexus Reports; Material Notices.  Attached hereto as Exhibit E is a true, correct and complete copy of the Sale Agreement.  Seller has made available to Buyer true, correct and complete copies of: (i) all Medexus Reports that have been received by Seller prior to the date hereof; and (ii) all material written notices delivered to Medexus by Seller, or by Medexus to Seller, relating to, or involving, the Purchased Receivables pursuant to the Sale Agreement.
(b)Validity and Enforceability of Sale Agreement.  The Sale Agreement is a valid and binding obligation of Seller and of Medexus, enforceable against each of Seller and Medexus in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. The Sale Agreement will continue to be valid, binding and enforceable on identical terms following the consummation of the transactions contemplated by the Transaction Documents. Seller has not received any written notice from Medexus challenging the validity, enforceability, or interpretation of any provision of the Sale Agreement or any obligation of Medexus to pay the Deferred Payments or Milestone Payments thereunder.
(c)Other Agreements.  The Sale Agreement is the only agreement, instrument, arrangement, waiver or understanding between Seller (or any Affiliate thereof) and Medexus (or any Affiliate thereof) relating to the subject matter thereof, and there are no other agreements, instruments, arrangements, waivers or understandings between Seller (or any Affiliate thereof) and Medexus (or any Affiliate thereof) that relate to the Sale Agreement, the Purchased Receivables, the Deferred Payments or the Milestone Payments, or that would reasonably be expected to result in a Seller Material Adverse Effect. Other than the MidCap Credit Agreement and the MidCap Collateral Assignment, there is no contract, agreement or other arrangement (whether written or oral) to which Seller is a party or by which any of their respective assets or properties is bound or committed (i) that creates a lien on the Purchased Receivables; (ii) that materially affects the Purchased Receivables or (iii) for which breach thereof, nonperformance thereof, cancellation thereof or failure to renew would reasonably be expected to have a Seller Material Adverse Effect.
(d)No Termination, Force Majeure, etc.  Seller has not (i) given Medexus any notice of termination pursuant to Section 8.1 of the Sale Agreement or (ii) received from Medexus any written notice of termination pursuant to Section 8.1 of the Sale Agreement. No event has occurred, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give Seller or Medexus the right to terminate, or delay any of its obligations under, the Sale Agreement, or cease or delay paying the Deferred Payments or Milestone Payments.
(e)No Breaches.  There is and has been no material breach of the Sale Agreement by Seller, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach by Seller of the Sale Agreement.  There is and has been no material breach of the Sale Agreement by Medexus, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any such material breach by Medexus.  Seller has not received any notice that Seller or Medexus is in default of, or of an intention by Medexus to breach, the Sale Agreement.
(f)No Payments. As of the date of this Agreement, except as set forth on Schedule 4.9(f), Medexus has not made, and Seller has not received, any Deferred Payments or Milestone Payments.
(g)No Waivers, Releases or Amendments. Seller has not granted any material waiver under the Sale Agreement or released Medexus, in whole or in part, from any of its material obligations under the Sale Agreement. There are no oral waivers or modifications (or pending requests therefor) in respect of the Sale Agreement. Seller has not received from Medexus any proposal, and has not made any proposal to Medexus, to amend or waive any provision of the Sale Agreement.
(h)No Sublicenses.  To the Knowledge of Seller, there are no licenses or sublicenses entered into by Medexus or any other Person (or any predecessor or Affiliate thereof) in respect of the Product or the Sale Agreement. Seller has not received any notice from Medexus relating to any prospective licenses or sublicenses in respect of the Product or the Sale Agreement.
(i)Audits.  Seller has not requested access to or conducted and audit of, pursuant to Section 1.5(d) or Section 1.6(iii) of the Sale Agreement, the books of account or records of Medexus or disputed the amount of any Deferred Payment or Milestone Payment.
(j)Set-Offs.  Medexus is not owed any amount by Seller, under the Sale Agreement or otherwise, that Medexus would have the right to set-off against the Deferred Payments, Milestone Payments, or any other amounts payable to Seller under the Sale Agreement. Medexus has not in the past exercised any set-off against the Deferred Payments, Milestone Payments, or any other amounts payable to Seller under the Sale Agreement.
(k)Sale Agreement Representations. To the Knowledge of Seller, all representations and warranties of Seller in the Sale Agreement were true and correct in all material respects when made.
(l)No Indemnity Claims. As of the date of this Agreement, neither Seller nor Medexus has made or provided any notice of an indemnity claim under the Sale Agreement.
(m)No Assignments.  Seller has not consented to, and Seller has not been notified of, any assignment or other transfer by Medexus of the Sale Agreement or any of Medexus’ rights or obligations under the Sale Agreement.  Medexus has not assigned or otherwise transferred the Sale Agreement or any of its rights or obligations under the Sale Agreement to any Person.  Seller has not assigned or otherwise transferred, in whole or in part, the Sale Agreement or any of Seller’s right, title or interest in and to the Purchased Receivables.
(n)Freedom-to-operate.  No legal opinion concerning or with respect to any third party intellectual property rights relating to the Product, including any freedom-to-operate, product clearance, patentability or right-to-use opinion, has been delivered to Seller or, to the Knowledge of Seller, to Medexus.  To the Knowledge of Seller, there is no patent owned or exclusively controlled by a third party which Medexus does not have the right to use and that would be infringed by Medexus’s sale of the Product.
Section 4.10Title to Purchased Receivables.  Seller has good and valid title to the Purchased Receivables, free and clear of all liens and encumbrances other than liens in favor of MidCap pursuant to the MidCap Credit Agreement and MidCap Collateral Assignment.  Upon payment of the Purchase Price by Buyer and delivery of the MidCap Release, Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Receivables, free and clear of all liens and encumbrances.  Upon the filing by Buyer of the Financing Statements with the Secretary of State of the State of Delaware and to the extent the Purchased Receivables constitute an asset of Seller that has not been sold as contemplated by the foregoing provisions of this Section 4.10, the security interest in the Purchased Receivables granted by Seller to Buyer pursuant to Section 2.5 shall be perfected and prior to all other liens thereon to the extent that such security interest in the Purchased Receivables can be perfected under the UCC by the filing of the Financing Statements in such filing office.
Section 4.11UCC Matters.  Seller’s exact legal name is, and since its organization has been, “Aptevo Therapeutics Inc.”  Seller’s jurisdiction of organization is, and since its organization has been, the State of Delaware.  Seller’s principal place of business is, and since its organization has been, located in Seattle, Washington.
Section 4.12Taxes.  No deduction or withholding for or on account of any tax has been or, to the Knowledge of Seller, was required to be made from any payment by Medexus to Seller under the Sale Agreement. Seller has not received written notice from Medexus of any intention to withhold or deduct any tax from future payments under the Sale Agreement.Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and has paid all material taxes required to be paid by Seller (including, in each case, in its capacity as a withholding agent), except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with the generally accepted accounting principles applicable to Seller, as in effect from time to time.  There are no existing liens for taxes on the Purchased Receivables (or any portion thereof) other than statutory liens for taxes not yet due.
Section 4.13Solvency.  Seller is, individually and together with its subsidiaries on a consolidated basis, Solvent, and will be Solvent after giving effect to the transactions contemplated by this Agreement.
Section 4.14Disclosure.  None of the representations or warranties of Seller contained in this Agreement or any Transaction Document and none of the information contained in any schedule, certificate, or other document delivered by or on behalf of Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V

Buyer’s Representations and Warranties

Buyer hereby represents and warrants to Seller that as of the date hereof:

Section 5.1Organization.  Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.
Section 5.2Authorization.  Buyer has the requisite organizational power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Buyer.
Section 5.3Enforceability.  Each of the Transaction Documents has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.
Section 5.4Absence of Conflicts.  The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated thereby do not  and shall not (a) conflict with or constitute a breach or default under any provision of the organizational documents of Buyer, (b) conflict with or constitute a material breach of or material default under any provision of (i) any Applicable Law or Judgment applicable to Buyer or (ii) any Contract to which Buyer is a party or by which Buyer is bound, except for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.
Section 5.5Consents.  No Consent of any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery by Buyer of the Transaction Documents, the performance by Buyer of its obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, except for (a) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result in a Buyer Material Adverse Effect, and (b) such Consents as shall have been obtained on or prior to the date hereof.
Section 5.6Litigation.  No action, suit, proceeding or investigation before any Governmental Authority is pending, or, to the knowledge of Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to result in a Buyer Material Adverse Effect.
Section 5.7Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.8Financing.  Buyer has, and will have as of the Closing, sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to satisfy its obligations to pay the Purchase Price.  Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
Section 5.9Tax Status.  Buyer is a “United States person”, as defined in section 7701(a)(30) of the Code.
ARTICLE VI

General Covenants
Section 6.1Confidentiality.
(a)Confidentiality.  Except as set forth in Section 6.1(c) below, each party (“Receiving Party”) shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives), and shall cause its Affiliates and its and its Affiliates’ Representatives to keep confidential and not disclose to any Person, any Confidential Information.  Receiving Party shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, use the Confidential Information solely in connection with Receiving Party’s administration of, and exercising of rights and performance of obligations under, the Transaction Documents (and not for any other purpose).  The foregoing obligations shall continue until the later of (x) the date of termination of this Agreement pursuant to Section 9.14(a) and (y) the date of expiration of the last to expire of the Relevant Obligations.
(b)Confidential Information.  “Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning, or relating in any way, directly or indirectly, to the other party (“Disclosing Party”), the Sale Agreement, or the Purchased Receivables, including  any Medexus Reports, notices, requests, correspondence or other information furnished pursuant to this Agreement and any other reports, data, information, materials, notices, correspondence or documents of any kind relating in any way, directly or indirectly, to  the Purchased Receivables.  Notwithstanding the foregoing, “Confidential Information” shall not include the existence or terms of this Agreement, or any information that (A) was known by Receiving Party at the time such information was disclosed to Receiving Party, its Affiliates or its or its Affiliates’ Representatives in accordance herewith or in accordance with the Confidentiality Agreement, as evidenced by its written records; (B) was or becomes generally available to the public or part of the public domain (other than as a result of a disclosure by Receiving Party, its Affiliates or its or its Affiliates’ Representatives in violation of this Agreement or the Confidentiality Agreement) prior to any disclosure of such information by Receiving Party, its Affiliates or its or its Affiliates’ Representatives; (C) becomes known to Receiving Party on a non-confidential basis from a source other than Disclosing Party and its Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Receiving Party, its Affiliates or its or its Affiliates’ Representatives); provided, that such source, to the knowledge of Receiving Party, had the right to disclose such information to Receiving Party (without breaching any legal, contractual or fiduciary obligation to Disclosing Party); or (D) is or has been independently developed by Receiving Party, its Affiliates or its or its Affiliates’ Representatives

without use of or reference to the Confidential Information (as evidenced by contemporaneous written records).
(c)Permitted Disclosures.
(i)In the event that Receiving Party or its Affiliates or any of its or its Affiliates’ Representatives are requested by a governmental or regulatory authority or required by Applicable Law (as reasonably determined by Disclosing Party after consulting with legal counsel), legal process, or the regulations of a stock exchange or governmental or regulatory authority or by the order or ruling of a court, administrative agency or other government body of competent jurisdiction to disclose any Confidential Information, Receiving Party shall promptly, and, in any event, use reasonable efforts to, promptly upon learning of such requirement, to the extent permitted by Applicable Law, notify Disclosing Party in writing of such requirement so that Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if Disclosing Party seeks such an order or other remedy, Receiving Party will provide such cooperation, at Disclosing Party’s expense, as Disclosing Party shall reasonably request).  If no such protective order or other remedy is obtained and Receiving Party or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally compelled to disclose Confidential Information, Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are compelled to disclose and will exercise reasonable efforts, at Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed.  In any event, Receiving Party will not oppose action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
(ii)Notwithstanding anything herein to the contrary, nothing in this Section 6.1 shall be construed to restrict Receiving Party from disclosing Confidential Information to Receiving Party’s Affiliates, Representatives, existing or prospective lenders, acquirors, investors, partners, assignees and other sources of funding, including underwriters, debt financing or co-investors, or direct or indirect beneficial owners, or limited partners, and the Representatives of the foregoing, provided that the recipient of Confidential Information agrees to be bound by the provisions of this Section 6.1 or are otherwise subject to reasonable restrictions of confidentiality.
(d)Termination of Confidentiality Agreement.  Effective upon the date hereof, the Confidential Disclosure Agreement, dated December 19, 2022 (the “Confidentiality Agreement”), between Buyer and Seller shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 6.1.
(e)Specific Enforcement.  Receiving Party acknowledges and agrees that remedies at law may not be adequate to protect Disclosing Party against any actual or threatened breach of this Section 6.1 by Receiving Party, its Affiliates or its or its Affiliates’ Representatives, and that Disclosing Party shall be entitled to seek specific performance and temporary and permanent injunctive relief or other equitable relief as a remedy for any such actual or threatened breach.

Section 6.2Taxes.
(a)For United States federal, state, local and non-United States tax purposes, Seller and Buyer shall treat (i) the transactions contemplated by the Transaction Documents as a sale of the Purchased Receivables, (ii) the payment of any amounts pursuant to Section 2.2 as an adjustment to the Purchase Price, and (iii) any and all amounts remitted by Seller to Buyer after the Closing Date pursuant to Section 7.2(a) or otherwise under this Agreement as having been received by Seller as agent for Buyer, in each case, unless otherwise required by a Final Determination.
(b)Each party hereto agrees (i) to notify the other party promptly in writing if (A) such party becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement ceases to be accurate or complete, and (ii) to provide (to the extent it is legally eligible to do so) any additional tax forms that the other party may reasonably request.  Buyer agrees to notify Seller promptly if the statements in Section 5.9 (if made as of any date after the Closing Date) cease, or because of any change of Applicable Law or any act or omission planned, suffered or performed by Buyer, would in the future cease, to be true.
(c)Buyer and Seller acknowledge and agree that, under Applicable Law as of the date of this Agreement, no taxes are expected to be deducted or withheld from payments under this Agreement. Buyer and Seller shall each be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable under this Agreement (but for this sentence) any amounts that it is required to deduct or withhold under Applicable Law with respect thereto; provided that if Buyer or Seller shall be required to withhold or deduct any such tax, it shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 6.2 to the relevant taxing authority (and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid). Notwithstanding the foregoing, if amounts are deducted or withheld from amounts payable to Buyer in respect of an Indemnified Tax, Seller shall make a payment to Buyer so that, after all such required deductions and withholdings attributable to amounts payable to Buyer hereunder (including any deductions and withholdings required with respect to any additional payments under this Section 6.2), Buyer receives an amount equal to the amount that it would have received had no deductions or withholdings on account of Indemnified Taxes been made.
(d)Each of Buyer and Seller shall cooperate with and provide, or cause to be provided, to the other party such assistance as may reasonably be necessary to enable the applicable recipient party to claim any exemption or credit in respect of any amounts withheld pursuant to this Section 6.2. Each of Buyer and Seller shall furnish proper evidence of the taxes paid by it to the relevant taxing authority on behalf of the recipient party.
Section 6.3Further Actions.  From and after the Closing, each of Buyer and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement, including to (a) perfect the sale, assignment, transfer and conveyance of the Purchased Receivables to Buyer pursuant to this Agreement, (b) create, evidence and perfect Buyer’s security interest granted pursuant to Section 2.5 and (c) enable Buyer to exercise or enforce any of Buyer’s rights under any Transaction Document to which Buyer is party.

Section 6.4Distribution of Purchased Receivables.
(a)Deposit of Purchased Receivables.  In accordance with the Medexus Instruction Letter, from and after the date of the Escrow Agreement, Seller shall direct Medexus to deposit all Receivables to the Escrow Account.
(b)Release of Non-Purchased Receivables.  If Buyer shall receive any payment under the Sale Agreement that does not consist entirely of Purchased Receivables, Buyer shall promptly, and in any event no later than five Business Days remit to Seller the portion, if any, of such payment that does not constitute Purchased Receivables by wire transfer of immediately available funds to such account as Seller may designate in writing (such designation to be made at least three Business Days prior to any such payment).
Section 6.5Medexus Instructions.  Prior to the termination of this Agreement pursuant to Section 9.14(a), Seller shall not, without Buyer’s prior written consent, deliver any further directions to Medexus.
Section 6.6Escrow Agreement.  The Parties agree to negotiate and enter into the Escrow Agreement within ten days of the Closing Date.
Section 6.7Medexus Instruction Letter.  On the date of the Escrow Agreement, Seller shall deliver to Buyer and Medexus an instruction letter, in substantially the form of Exhibit C attached hereto (the “Medexus Instruction Letter”), duly executed by Seller, instructing Medexus to pay the Receivables to the Escrow Account.
ARTICLE VII

Covenants Relating to the Sale Agreement
Section 7.1Performance of Sale Agreement.
(a)Seller agrees that it shall (i) comply in all material respects with its obligations under the License Agreement, (ii) not take any action or forego any action that would reasonably be expected to constitute a material breach or default under the Sale Agreement and (iii) use Commercially Reasonable Efforts to cure any such breach by Seller of the Sale Agreement, (iv) not forgive, release or compromise any amount owed to or becoming owed to Seller under the Sale Agreement in respect of the Receivables and (v) not, without the prior written consent of Buyer, (A) exercise any right to offset, modify or terminate the Sale Agreement, in whole or in part, (B) agree with Medexus to offset, modify or terminate the Sale Agreement, in whole or in part, or (C) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Medexus the right to offset, modify or terminate the Sale Agreement, in whole or in part.  Subject to the foregoing, promptly, and in any event within five Business Days, following receipt by Seller of any notice of breach of termination of the Sale Agreement, Seller shall furnish a true, correct and complete copy of the same to Buyer.
(b)Seller shall not, without the prior written consent of Buyer, grant or withhold any consent, exercise or waive any right, obligation or option or fail to exercise any right, obligation or option in respect of, affecting or relating to the Receivables, the Product, and the Sale Agreement in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Seller Material Adverse Effect or conflict with, or cause a termination, material breach or default under the Sale Agreement.
Section 7.2Misdirected Payments; Setoffs.
(a)Misdirected Payments.  If Seller shall, notwithstanding the provisions of the Medexus Instruction Letter, receive any Purchased Receivables, Seller shall promptly, and in any event no later than five Business Days, remit to Buyer such Purchased Receivables.
(b)Setoffs by Medexus.  If Medexus sets off against the Purchased Receivables any amount owing from Seller, then Seller shall promptly, and in any event no later than five Business Days, pay to Buyer a sum equal to the amount of such set-off.  After Seller makes the payment referred to in the first sentence of this Section 7.2(b), Seller shall be entitled to, and Buyer shall not be entitled to, any amounts recovered from Medexus in respect of such set-off.
(c)Remittances.  All remittances pursuant to this Section 7.2 shall be made (i) without set-off or deduction of any kind (except as required by Applicable Law) and (ii) by wire transfer of immediately available funds to such account as Buyer may designate in writing (such designation to be made at least three Business Days prior to any such payment), as the case may be.
(d)Payments Held In Trust.  Seller agrees that it shall hold any amounts received by it to which Buyer is entitled under this Agreement in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.
(e)A late fee of 4% over the prime rate published by the Wall Street Journal, from time to time, as the prime rate shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under this Section 7.2 beginning five Business Days after receipt of such payment received in error.
Section 7.3Medexus Reports; Notices; Correspondence.
(a)Promptly, and in any event no later than five Business Days, following the receipt by Seller of (a) Medexus Reports required to be delivered pursuant to the Sale Agreement or (b) any material written notice or material written correspondence relating to, or involving the Purchased Receivables, Seller shall furnish a true, correct and copy of the same to Buyer.
(b)Seller shall not send any material written notice or correspondence to Medexus relating to, or involving, the Purchased Receivables pursuant to the Sale Agreement without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed).  Seller shall promptly, and in any event no later than five Business Days, provide to

Buyer a copy of any material notice or correspondence sent by Seller to Medexus relating to, or involving, the Purchased Receivables pursuant to the Sale Agreement.  Seller shall use Commercially Reasonable Efforts to respond to any reasonable inquiries of Buyer related to or involving the Purchased Receivables.
Section 7.4Audits of Medexus.
(a)Consultation.  Seller and Buyer shall consult with each other regarding the timing, manner and conduct of (i) any audit of Medexus’s books of accounts and other records with respect to the Deferred Payments and Milestone Payments pursuant to Section 1.5(d) or Section 1.6(a)(iii) of the Sale Agreement, (ii) any dispute with respect to a Deferred Payment Calculation Certificate pursuant to Section 1.5(d) of the Sale Agreement, and (iii) any dispute with respect to a Milestone Sales Calculation Notice pursuant to Section 1.6(a)(iii) of the Sale Agreement.
(b)Audits.
(i)If requested in writing by Buyer, Seller shall cause an independent, certified public accountant reasonably acceptable to Medexus to audit Medexus’s books of accounts and other records with respect to the Deferred Payments and Milestone Payments pursuant to Section 1.5(d) or Section 1.6(a)(iii) of the Sale Agreement, as applicable; provided, however, that Buyer shall not be entitled to request such an audit more frequently than once in any calendar year.  With respect to any such audit, Seller shall select such independent, certified public accountant as Buyer shall recommend for such purpose (as long as such independent, certified public accountant is reasonably acceptable to Seller and Medexus). Subject to the last sentence of this Section 7.4(b)(i), all of the expenses of any such audit requested by Buyer under this Section 7.4(b)(i) (including the fees and expenses of any independent, certified public accountant) that would otherwise be borne by Seller pursuant to the Sale Agreement shall instead be borne (as such expenses are incurred) by Buyer. If, following the completion of such an audit, Medexus reimburses Seller for the costs of such audit pursuant to Section 1.5(d) or Section 1.6(a)(iii) of the Sale Agreement, Seller shall promptly (and in any event within five Business Days of receipt by Seller of such reimbursement), remit 100% of the amount of such reimbursement to Buyer (or 50% in the case of a Seller Participated Audit). Notwithstanding the above, upon reasonable request of Seller, any examination initiated at the request of Buyer pursuant to this Section 7.4(b)(i) may include such additional matters as reasonably requested by Seller (such examination, a “Seller Participated Audit”); provided that half of the expenses of a Seller Participated Audit shall be borne by Seller (as such expenses are incurred).
(ii)Seller shall not request an examination under Section 1.5(d) or Section 1.6(a)(iii) of the Sale Agreement without the prior written consent of Buyer. Subject to the last sentence of this Section 7.4(b)(ii), all of the expenses of any examination requested by Seller under this Section 7.4(b)(ii) (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by Seller (if and as such expenses are incurred). Notwithstanding the above, upon reasonable request of Buyer, any examination initiated at the request of Seller pursuant to this Section 7.4(b)(ii) may include such additional matters as reasonably requested by Buyer (such examination, a “Buyer Participated Audit”); provided that (A) half of the expenses of a Buyer Participated Audit shall be borne by Buyer (as such expenses are incurred) and (B) if, following the completion of such an examination, Medexus reimburses Seller for the costs of such examination pursuant to Section 1.5(d) or Section 1.6(a)(iii) of the Sale Agreement, Seller shall promptly (and in any event within five Business Days of receipt by Seller of such reimbursement), remit 50% of the amount of such reimbursement to Buyer.
Section 7.5Amendment of Sale Agreement.  Seller shall provide Buyer a copy of any proposed amendment, supplement, modification or waiver (a “Modification”) of any provision of the Sale Agreement as soon as practicable and in any event not less than five Business Days prior to the date Seller proposes to execute such Modification.  Seller shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), execute or agree to execute any proposed Modification.  Promptly, and in any event within five Business Days, following receipt by Seller of a fully executed Modification of the Sale Agreement, Seller shall furnish a true, correct, and complete copy of such Modification to Buyer.
Section 7.6Enforcement of Sale Agreement.
(a)Notice of Medexus Breaches.  Promptly, and in any event within five Business Days after Seller becoming aware of a material breach of, or a material alleged breach of, the Sale Agreement by Medexus that relates to the Purchased Receivables, Seller shall promptly (but in any event within five Business Days) provide notice of such breach to Buyer describing in reasonable detail the relevant breach. In addition, Seller shall provide Buyer a copy of any written notice of such breach or such alleged breach of the Sale Agreement that relates to the Purchased Receivables as soon as practicable and in any event not less than five Business Days following such delivery.
(b)Enforcement of Sale Agreement.  Seller shall consult with Buyer regarding the breach event referred to in Section 7.6(a) and as to the timing, manner and conduct of any enforcement of Medexus’s obligations under the Sale Agreement relating thereto.  Following such consultation, Seller shall, as reasonably instructed by Buyer, exercise such rights and remedies relating to such breach as shall be available to Seller, whether under the Sale Agreement or by operation of Applicable Law, and use Commercially Reasonable Efforts to enforce compliance by Medexus with the relevant provisions of the Sale Agreement.  In connection with any enforcement of Medexus’s obligations under the Sale Agreement pursuant to this Section 7.6, Seller shall employ such counsel as Buyer shall recommend for such purpose (as long as such counsel is reasonably acceptable to Seller), and shall provide Buyer with access to such counsel for such purpose. Seller agrees to keep Buyer reasonably informed of any such enforcement and to provide copies as soon as practicable, but in any event within five Business Days following Seller’s receipt or delivery of any and all filings, notices and written communications relating thereto.
(c)Allocation of Proceeds and Costs of Enforcement.  The proceeds from any enforcement of Medexus’s obligations under the Sale Agreement pursuant to this Section 7.6, after deduction of all costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by Seller in connection with such enforcement, shall be, promptly (and in any event within five Business Days) following the receipt of such proceeds, allocated to Buyer and Seller in proportion to their respective interests in the Receivables.  All costs and expenses (including reasonable and documented attorneys’ fees and expenses) of any enforcement of Medexus’s obligations under the Sale Agreement pursuant to this Section 7.6 (other than any costs and expenses of Seller that are satisfied out of the proceeds of such enforcement) shall be borne by [***].  Nothing contained herein shall limit Buyer from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practical, to consult with the lead counsel selected pursuant to Section 7.6(b) for such enforcement.
Section 7.7Preservation of Rights; Assignments.  Seller shall not hereafter sell, transfer, hypothecate, delegate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its rights, title or interest in and to, or duties under, the Purchased Receivables.  Promptly, and in any event within five Business Days following receipt by Seller of a written request from Medexus for consent to assign or prior written notice of an assignment of the Sale Agreement (in whole or in part), Seller shall provide notice thereof to Buyer.  Promptly (and in any event no later than five Business Days) following Seller’s receipt of any fully executed assignment of the Sale Agreement by Medexus, Seller shall furnish a copy of such assignment to Buyer.
ARTICLE VIII

Indemnification
Section 8.1Obligation of Parties to Indemnify.
(a)Indemnification by Seller.  Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Seller shall indemnify Buyer, its Affiliates, and their Representatives (each, a “Buyer Indemnified Party)” against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages (collectively, “Losses”) incurred by such Buyer Indemnified Party, to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Seller in the Transaction Documents;
(ii)any breach of any covenant or agreement of Seller contained in the Transaction Documents; and
(iii)the Excluded Assets and the Excluded Liabilities and Obligations.
(b)Indemnification by Buyer.  Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Buyer shall indemnify Seller, its Affiliates, and their Representatives (each, a “Seller Indemnified Party”) against any and all Losses incurred by such Seller Indemnified Party, to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Buyer in the Transaction Documents; and
(ii)any breach of any covenant or agreement of Buyer contained in the Transaction Documents.
Section 8.2Procedures Relating to Indemnification for Third Party Claims.

(a)Notice of Third Party Claim.  In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this ARTICLE VIII in respect of Losses arising out of or involving a claim or demand made by any Person other than Buyer or Seller against a Buyer Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must notify the party from whom indemnification is sought under this ARTICLE VIII (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this ARTICLE VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)Defense of Third Party Claims.  The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided, that such counsel is not reasonably objected to by the Indemnified Party.  If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement.  The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that such counsel is not reasonably objected to by the Indemnifying Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).
(c)Cooperation.  The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  Neither the Indemnified Party nor the Indemnifying Party shall consent (such consent not to be unreasonably withheld or delayed) to the entry of any judgment, settlement, compromise or discharge of such Third Party Claim without the prior written consent of the other; provided that the consent of the Indemnified Party shall not be required if such judgment, settlement, compromise or discharge (A) does not involve any non-monetary penalties (other than customary and reasonable confidentiality obligations relating to such claim, judgment, settlement, compromise or discharge), (B) results in the complete and unconditional release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such Third Party Claim and (C) does not involve a finding or admission of any fault, culpability, failure to act, violation of any law, rule, regulation or judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.
Section 8.3Procedures Relating to Indemnification for Other Claims.  In order for an Indemnified Party to be entitled to any indemnification under this ARTICLE VIII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this ARTICLE VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.
Section 8.4Limitations on Indemnification.  Notwithstanding anything in this Agreement to the contrary, the aggregate amount of all Losses for which Seller or Buyer shall be liable hereunder pursuant to Section 8.1(a)(i) or Section 8.1(b)(i), respectively, shall not exceed an amount equal to the sum of: (a) [***]; provided that the limitations set forth in this Section 8.4 shall not apply to breaches of any Fundamental Representations or Losses arising out of any fraud, intentional misrepresentation or willful misconduct.
Section 8.5Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 8.1 and shall terminate on the date that is the third anniversary of the Closing Date; provided, however, that (i) the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Enforceability), Section 4.4 (Absence of Conflicts), Section 4.8 (Brokers’ Fees), Section 4.11 (UCC Matters), Section 4.12 (Taxes), Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Enforceability), Section 5.4 (Absence of Conflicts), Section 5.7 (Brokers’ Fees) and Section 5.9 (Tax Status) (the “Fundamental Representations”) shall survive until 90 days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).  No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party, pursuant to Section 8.2(a) or Section 8.3, claiming such a liability or obligation under Section 8.1, prior to such third anniversary or prior to the expiration of such ninety (90)-day period, as applicable.
Section 8.6No Implied Representations and Warranties.  Buyer acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in ARTICLE IV, there are no representations or warranties of Seller or any other Person either expressed or implied with respect to the Purchased Receivables or the Sale Agreement or the transactions contemplated by the Transaction Documents and that it shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE IV, except in the case of fraud, intentional misrepresentation or willful misconduct.  Except in the case of fraud, intentional misrepresentation or willful misconduct, Buyer acknowledges and agrees that (a) Buyer, together with its Affiliates and Representatives, have made their own investigation of the

Purchased Receivables, the Sale Agreement and the transactions contemplated by the Transaction Documents and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Purchased Receivables, or as to the creditworthiness of Medexus (or any of its Affiliates) and (b) except as expressly set forth in any representation or warranty in ARTICLE IV, Buyer shall have no claim or right regarding losses or damages pursuant to this ARTICLE VIII (or otherwise) with respect to any information, documents or materials furnished or made available to Buyer or any of its Affiliates or its or its Affiliates’ Representatives in any data room, presentation, interview or in any other form or manner relating to the transactions contemplated by the Transaction Documents or the Sale Agreement.

Section 8.7Exclusive Remedy.  Other than for breaches of any covenants or agreements set forth in Section 6.1, the parties hereto acknowledge and agree that, from and after the Closing, this ARTICLE VIII shall provide such parties’ sole and exclusive remedy with respect to any breached representation or warranty set forth in the Transaction Documents, except that any such claim or matter based upon bad faith, gross negligence or willful misconduct shall not be subject to or limited by this ARTICLE VIII.
Section 8.8Limitations on Damages.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in no event shall either party hereto be liable (including, without limitation, under Section 8.1) for any (a) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (b) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case, of the other party hereto (other than any such damages or losses for the net present value of all expected payments to Buyer hereunder or occasioned by any breach of the covenants or agreements set forth in Section 6.1), whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents (except as aforesaid) and whether in contract, tort or breach of statutory duty or otherwise, even if such party has been advised of the possibility of such damages.  In connection with the foregoing, the parties hereto acknowledge and agree that (i) Buyer’s damages, if any, for any such action or claim will include Losses for Purchased Receivables that Buyer was entitled to receive or would have received absent such breach, in each case in respect of its ownership of the Purchased Receivables, as well as expenses incurred in connection with enforcement of this Agreement, and (ii) Buyer shall be entitled to make claims for all such missing, delayed or diminished Purchased Receivables as Losses hereunder, and such missing, delayed or diminished payments shall not be deemed (A) special, indirect, incidental, exemplary, punitive, multiple or consequential damages or (B) loss of use, business interruption, loss of any contract or other business opportunity or good will.
ARTICLE IX

Miscellaneous
Section 9.1Headings.  The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

Section 9.2Notices.  All notices and other communications under this Agreement shall be in writing and shall be sent by email with PDF attachment, courier or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.2.
If to:	Address:
Seller	Aptevo Therapeutics Inc. 2401 4th Avenue Suite 1050 Seattle, WA 98121 Attention: General Counsel Email: [***]
with a copy to:	Morgan, Lewis & Bockius, LLP 1701 Market Street Philadelphia, PA 19103 Attention: [***] Email: [***]
Buyer	XOMA (US) LLC 2200 Powell Street Suite 310 Emeryville, CA 94608 Attention: Legal Department; [***] Email: [***]
with a copy to:	Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105 Attention: [***] Email: [***]

All notices and communications under this Agreement shall be effective upon receipt by the addressee.  Notwithstanding anything to the contrary in this Section 9.2, all notices and communications under Section 8.2(a) and Section 8.3 and all service of legal process shall be sent by courier or personal delivery.

Section 9.3No Personal Liability.  It is expressly understood and agreed by Seller and Buyer that:
(a)each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

(b)other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby; and
(c)the provisions of this Section 9.3 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Applicable Law.
Section 9.4Expenses.  Except as otherwise expressly provided in this Agreement or any Transaction Document, each of Seller and Buyer shall bear its own fees and expenses with respect to this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction documents; provided, however, that on the date hereof, [***].
Section 9.5Assignment.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller shall not be entitled to assign any of its obligations and rights under this Agreement to any non-Affiliate of Seller without: (a) the prior written consent of Buyer, such consent not to be unreasonably withheld, and (b) requiring any such non-Affiliate to agree in writing to be bound by the terms of this Agreement; provided, however, the consent of Buyer shall not be required for Seller to assign its rights and delegate its obligations under this Agreement to any Person into which Seller may merge, with which it may consolidate or to which it may sell all or substantially all of its assets. Buyer may assign this Agreement and all of Buyer’s rights, interests and obligations hereunder, in whole or in part, provided that Buyer promptly thereafter notifies Seller and any such assignee agrees in writing to be bound by the terms of this Agreement. Any purported assignment in violation of this Section 9.5 shall be null and void. For the avoidance of doubt, no assignment by Buyer will operate to expand the obligations of Seller under this Agreement, including with respect to Indemnified Taxes.
Section 9.6Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by all of the parties hereto.  Any provision of this Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 9.7Entire Agreement.  This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof.  All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

Section 9.8Independent Contractors.  The parties hereto recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of any other.
Section 9.9No Third Party Beneficiaries.  Except to the extent otherwise contemplated by Section 9.3, this Agreement is for the sole benefit of Seller and Buyer and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.  For the avoidance of doubt, indemnification under ARTICLE VIII in respect of Losses incurred by a Buyer Indemnified Party or a Seller Indemnified Party may only be enforced by Buyer or Seller, respectively, and not by any other Person.
Section 9.10Governing Law.  This Agreement shall be governed exclusively by the laws of the State of New York, United States of America, without regard to any conflict of law provisions that would dictate the application of the law of another jurisdiction.
Section 9.11Jurisdiction; Venue; Service Of Process.  Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Civil Branch of the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.  Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the Civil Branch of the Supreme Court of the State of New York, New York County, or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court for the Southern District of New York.  Each party hereto further agrees that service of any process, summons, notice or document by courier or personal delivery in accordance with Section 9.2 shall be effective service of process for any action, suit or other proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.10.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in (i) the Civil Branch of the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such action, suit or other proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or other proceeding is brought in an inconvenient forum, that the venue of such action, suit or other proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
Section 9.12Severability.  If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision.  The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

Section 9.13Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.
Section 9.14Termination of Agreement.
(a)Subject to Section 9.14(b), this Agreement shall continue in full force and effect until the date that is 120 days after the Deferred Payment Termination Date, at which point this Agreement shall terminate, save for any rights, obligations or claims of any party hereto which have accrued prior to such termination (along with any corresponding limitations of liability in respect thereof).
(b)The following provisions shall survive any termination of this Agreement pursuant to this Section 9.14:  Section 6.1 (Confidentiality); Use of Names) Section 7.2 (Misdirected Payments; Setoffs), Section 7.3 (Medexus Reports; Notices; Correspondence), ARTICLE VIII (Indemnification)  and ARTICLE IX (Miscellaneous).
(c)If, upon the termination of this Agreement, any Deferred Payments or other amounts are payable to Buyer hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.14) solely for that purpose.
(d)Nothing contained in this Section 9.14 shall relieve either party from liability for any breach of this Agreement that occurs prior to termination.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

Seller:

Aptevo THERAPEUTICS INC.

By:/s/ Marvin L. White

Name: Marvin L. White

Title: President & Chief Executive

Officer

Buyer:

XOMA (US) LLC

By:/s/ Bradley Sitko

Name: Bradley Sitko

Title: Chief Investment Officer

Signature Page to Payment Interest Purchase Agreement

Exhibit A

to Payment Interest Purchase Agreement

Form of Bill of Sale and Assignment

[***]

[Signature Page to Bill of Sale and Assignment]

Exhibit B

to Payment Interest Purchase Agreement

Disclosure Schedules

[***]

Exhibit C

to Payment Interest Purchase Agreement

March __, 2023

MEDEXUS INSTRUCTION LETTER

[***]

Exhibit D

to Payment Interest Purchase Agreement

legal opinion

[***]

Exhibit E

to Payment Interest Purchase Agreement

Sale Agreement

[***]